SMITH BARNEY EQUITY FUNDS
AMENDMENT NO.  6
TO
THE FIRST AMENDED AND RESTATED MASTER TRUST
AGREEMENT

AMENDMENT NO. 6 to the First Amended and Restated Master Trust
Agreement dated as of November 5, 1992 (the "Agreement") of Smith Barney Equity Funds (the "Trust"), made as of the 12th day of June, 1998.

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Agreement provides that the
Agreement may be amended at any time, so long as such amendment does not materially adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and WHEREAS, the Trustees have the authority under Section 4.1 of the Agreement to issue classes of shares (as defined in the Agreement) of any Sub-Trust (as defined in the Agreement) or divide the shares of any Sub-Trust into classes, each class having such different dividend, liquidation, voting and other rights as the Trustees may determine, and to establish and designate the specific classes of shares of each Sub-Trust; and WHEREAS, on May 15, 1998, a majority of the Trustees voted to redesignate "Class C" shares as "Class L" shares for the following sub-trust - Concert Social Awareness Fund; and
WHEREAS, on May 15, 1998, a majority of Trustees voted to redesignate "Class C" shares as "Class O" shares for the following Sub-Trust - Smith Barney Large Cap Blend Fund; and
WHEREAS, on May 15, 1998, a majority of Trustees voted to establish a new class of shares designated "Class L" shares for the following Sub-Trust - Smith Barney Large Cap Blend Fund; and
WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 6 to the Agreement; and NOW, THEREFORE, the Agreement is hereby amended as follows:
1. The first paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in pertinent part as follows:
"Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and classes, the Trustees hereby establish and designate the following Sub-Trusts and classes thereof:
"Concert Social Awareness Fund", which shall consist of four classes designated as Class A, Class B, Class L, and Class Y shares and "Smith Barney Large Cap Blend Fund," which shall consist of five classes designated as Class A, Class B, Class L, Class O and Class Y shares. The shares of such Sub-Trusts and classes thereof and any shares of any further Sub-Trusts or classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class at the time of establishing and designating the same) have the following relative rights and preferences:"
The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.
IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

SMITH BARNEY
EQUITY FUNDS

By:
/s/ David A. Barnett
Name:  David A. Barnett
Title:    Assistant Secretary


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